CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Core Funds of our report dated December 16, 2022, relating to the financial statements and financial highlights, which appears in Thrivent Core Emerging Markets Debt Fund’s, Thrivent Core Emerging Markets Equity Fund’s, Thrivent Core International Equity Fund’s, Thrivent Core Low Volatility Equity Fund’s and Thrivent Core Small Cap Value Fund’s Annual Report on Form N-CSR for the period ended October 31, 2022. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Minneapolis, Minnesota
February 24, 2023